Exhibit 5.1

Titan America SA Square de Meeûs 37 1000 Brussels Belgium	Allen Overy Shearman Sterling (Belgium) LLP Avenue de Tervueren 268 A B-1150 Brussels Belgium Tel +32 (0)2 780 2222 Fax +32 (0)2 780 2244

1011.751.174 (RLE Brussels, French-speaking division)

Brussels,	28 January 2025
Subject	Project Ocean – Belgian law validity opinion (the Opinion Letter)

Dear Sirs

We have acted as Belgian law legal advisers to Titan America SA, a limited liability company organised and existing under Belgian law, having its registered office at Square de Meeûs 37, 1000 Brussels, Belgium and registered with the Crossroads Bank for Enterprises under number 1011.751.174 RLE Brussels (French-speaking division) (Titan America or the Company), on certain Belgian law matters in connection with the Company’s registration statement (the Registration Statement) on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933, as amended (the Securities Act), in respect of the Company’s proposed initial public offering of up to 9,000,000 common shares without nominal value of the Company (the New Shares), that will be issued in registered form pursuant to the extraordinary general meeting of the Company to be held on January 24, 2025, with admission to trading and listing of the New Shares on the New York Stock Exchange, covered by the Registration Statement to which this Opinion Letter is an exhibit (the Initial Public Offering). In the context of the Initial Public Offering, the Selling Shareholder (as defined below) will also offer up to 18,600,000 common shares without nominal value of the Company (of which 3,600,000 common shares without nominal value of the Company may be offered under an option, solely to cover over-allotments) (the Existing Shares, and together with the New Shares, the Offered Shares).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised terms defined in the Registration Statement have the same meaning in this Opinion Letter unless otherwise expressly defined in this Opinion Letter.

Allen Overy Shearman Sterling (Belgium) LLP is a limited liability partnership registered in England and Wales with registered number OC416445 and with its registered office at One Bishops Square, London E1 6AD. Allen Overy Shearman Sterling (Belgium) LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD.

Enterprise number/VAT number: BE 0674 549 579 RPM/RPR Brussels.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

1.2	Interpretation

(a)

In this Opinion Letter, Belgian law legal concepts are expressed in English terms and not in their original French or Dutch terms. The concepts concerned may not be identical to the concepts described by the English terms.

(b)	In this Opinion Letter, a reference to:

(i)

the signatory of a party to a document includes any person who has inserted its name, or provided any confirmation of acceptance, in the place indicated with respect to that party in an electronic version of that document;

(ii)

a document having been executed or signed by or on behalf of a party includes the signatory of that party having inserted its name, or having provided any confirmation of acceptance, in the place indicated with respect to that party in an electronic version of that document;

(iii)

a copy of an electronically executed version of a document includes a document which, on its face, shows that it has been produced by an electronic signature platform or any other electronic means; and

(iv)	the signature of a document by an individual includes the name of that individual, or its confirmation of acceptance, being inserted by that individual in an electronic version of that document.

(c)	Section and Schedule headings are for ease of reference only and do not affect the interpretation of this Opinion Letter.

2.	EXTENT OF LEGAL REVIEW

2.1	Examined documents

We have, for the purposes of this Opinion Letter, only examined the following documents (the Documents):

(a)	an electronic copy of the Registration Statement on Form F-1;

(b)

an electronic copy of the form of underwriting agreement to be entered into between the Company, Titan Cement International SA, Citigroup Global Markets Inc. (Citi) and Goldman Sachs & Co. LLC (GS), Citi and GS (together, the Representatives) for themselves and on behalf of the underwriters named in the underwriting agreement, filed as an exhibit to the Registration Statement (the Underwriting Agreement);

(c)	(both volumes of) the Company’s share register;

(d)

an electronic copy of the minutes of the board of directors of the Company dated 16 January 2025, wherein the board of directors resolved on and approved (i) the then current draft of the Registration Statement and certain other materials in relation to the Registration Statement and the Initial Public Offering;

(e)

an electronic copy of the minutes of the board of directors of the Company dated 24 January 2025, wherein the board of directors resolved on and approved (i) the application to admit the Company’s shares (including the Offered Shares) to trading on the New York Stock Exchange, and (ii) convening an extraordinary general meeting of the Company, that was held in front of a civil law notary of Berquin Notaires SRL to resolve on and approve inter alia the conditional issuance of the New Shares and the related waiver of the statutory preferential rights of the existing shareholder (the Authorization Deed);

(f)

an electronic copy of the minutes of the extraordinary general meeting of the Company, that was held in front of a civil law notary of Berquin Notaires SRL on 24 January 2025 to resolve on and approve inter alia the conditional issuance of the New Shares and the related waiver of the statutory preferential rights of the existing shareholder;

(g)	an electronic copy of the publications by way of extracts in the Annexes to the Belgian Official Gazette since the incorporation of the Company until 28 January 2025 (the Publications);

(h)	an electronic copy of the French version of the incorporation deed of the Company, as drawn up and executed by a civil law notary of Berquin Notaires SRL on 17 July 2024 (the Incorporation Deed);

(i)

an electronic copy of the French version of the minutes of the extraordinary general meeting of the Company, that was held in front of a civil law notary of Berquin Notaires SRL on 18 December 2024 to resolve on and approve inter alia a share split and a contribution in kind (the Contribution Deed); and

(j)

an electronic copy of the French version of the coordinated articles of association of the Company as drawn up after the execution of a notarial deed in front of a civil law notary of Berquin Notaires SRL amending inter alia the Company’s articles of association dated 18 December 2024, which according to the Company comprises the latest amendments made to the Company’s articles of association (the Articles of Association).

2.2	Searches

(a)

On 28 January 2025, we carried out an online search on the Belgian Central Registers for Solvency and Collective Debt Settlement of the Federal Public Service Justice (www.regsol.be) which did not show any bankruptcy, judicial reorganisation or transfer under judicial authority files opened in respect of the Company (the Regsol Search).

We have reviewed the Publications since the date of incorporation of the Company, as retrieved through an online search on 28 January 2025.

The most recent publication available in the Annexes to the Belgian Official Gazette was publication number 25305060 dated 16 January 2025 in respect of a capital increase through contribution in kind that was resolved upon by the Company’s extraordinary general meeting on 18 December 2024 (the Publication Review).

On 28 January 2025, we carried out an online search in the database of association maintained by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) available on https://statuten.notaris.be/costa_v1/enterprises/search (the Fednot Database) (together with the Regsol Search and Publication Review above, the Searches).

(b)	These are the only searches we have carried out for the purposes of this Opinion Letter.

3.	OPINION

Based on the assumptions set out in Schedule 1 (Assumptions) and subject to the qualifications set out in Schedule 2 (Qualifications), it is our opinion that, insofar as Belgian law is concerned and subject to any matters, documents or events not disclosed to us, the Offered Shares, when duly authorised, sold, issued, subscribed to and paid-up as contemplated in the Registration Statement and the Authorization Deed, will be validly issued, fully paid-up and non-assessable.

As far as the word “non-assessable” used in this Opinion Letter is concerned, this word has no legal meaning under the laws of Belgium and is used in this Opinion Letter only to mean that, with respect to the offering of the Offered Shares, (i) the initial purchaser of the Offered Shares will have no obligation to pay to the Company any additional amount in excess of the subscription price and (ii) the holders of the Offered Shares will not be liable, solely because of their status as a holder of the Offered Shares, for additional calls of funds on the Offered Shares by the Company or its creditors.

4.	RELIANCE AND DISCLOSURE

(a)

This Opinion Letter is given for the sole benefit of and may only be relied on by the Company and by the purchasers to which the Offered Shares have been allocated as part of the Initial Public Offering (each, an Addressee) and only in connection with the Registration Statement.

(b)

This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(c)

As Belgian law legal advisers we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement (as defined below) and the Underwriting Agreement (and the obligations of the parties thereto), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actesjuridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement and the Underwriting Agreement, has therefore been limited to the terms of such documents as they appear to us on their face.

(d)

We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(e)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement.

(f)

We have acted as Belgian law legal advisers to, and have taken instructions solely from, the Company and the selling shareholder, Titan Cement International SA, a limited liability company organised and existing under Belgian law, having its registered office at Square de Meeûs 37, 1000 Brussels, Belgium and registered with the Crossroads Bank for Enterprises under number 0699.936.657 RLE Brussels (French-speaking division) (the Selling Shareholder).

(g)

This Opinion Letter is issued by Allen Overy Shearman Sterling (Belgium) and not by or on behalf of Allen Overy Shearman Sterling LLP or any other entity or any associated entity thereof. In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(h)

To the fullest extent permitted by law and regulation, any person who is entitled to, and does, rely on this Opinion Letter agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of a personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen Overy Shearman Sterling (Belgium) LLP or any other member of the group of Allen Overy Shearman Sterling or A&O Shearman undertakings and that such person will instead confine any claim to Allen Overy Shearman Sterling (Belgium) LLP (and for this purpose “claim” means (save only where law and regulation requires otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

5.	GOVERNING LAW AND JURISDICTION

This Opinion Letter (specifically any non-contractual rights and obligations arising out of or in connection with this Opinion Letter) is governed by and is to be construed in accordance with Belgian law and the courts of Brussels have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this Opinion Letter.

Yours faithfully,

/s/ Allen Overy Shearman Sterling (Belgium) LLP

Allen Overy Shearman Sterling (Belgium) LLP

SCHEDULE 1

ASSUMPTIONS

1.	Signatures, Documents and Searches

(a)	All signatures, stamps and seals appearing on Documents are genuine.

(b)	All Documents are:

(i)	genuine and, if a copy, conform to the original Documents;

(ii)	complete and up-to-date; and

(iii)	(in the case of any Document other than a Document governed by Belgian law) in full force and effect.

(c)

Any executed Document submitted to us has been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity of the natural persons executing such Document.

(d)	Any translation into English, Dutch or French of any Document not governed by Belgian Law is accurate.

(e)	Each of the Searches is, and remains, accurate, complete and up-to-date.

(f)	The Registration Statement will become effective and will be filed in the form referred to in the Opinion Letter.

(g)

The Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette.

(h)

Where a Document has been provided to us in draft or undated form, it has been validly executed, dated and delivered by all parties to it in the same form as the last version supplied to us and is of immediate effect and where we have been supplied with successive drafts marked to show the changes, those changes have been accurately marked. There have not been and there will be no amendments or supplements to the Documents in the form as examined by us, such Documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such Documents which supersede any of such Documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter.

(i)	The share register of the Company is held in physical form only and is complete, accurate and up to date.

2.	Capacity, authorisations and formalities

(a)	The Underwriting Agreement has been duly authorised and entered into by each party to it.

(b)

None of the parties to the Underwriting Agreement is or will be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to enter into or perform its obligations under the Underwriting Agreement (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter.

(c)

The Company is not (i) a listed company within the meaning of Article 1:11 of the Belgian Code of Companies and Associations or (ii) a public interest entity within the meaning of Article 1:12, 2° of the Belgian Code of Companies and Associations. There is nothing in the Documents and Searches referred to in Sections 2.1 (Examined documents) and 2.2 (Searches) that contradicts this assumption.

(d)

The correct procedure was followed for calling and conducting all the meetings and/or for passing the resolutions referred to in Section 2.1 (Examined documents) (for example, there was a valid quorum at any meeting of the Company’s corporate bodies, all relevant interests were declared and the resolutions were duly passed). The directors of the Company who attended and voted at the board meetings referred to in Section 2.1 (Examined documents) complied with the applicable provisions dealing with conflicts of interest.

(e)

No director (or permanent representative of a director that is a legal entity) of the Company is subject to a director ban within the meaning of the Belgian act of 4 May 2023 on the central register of director disqualifications, as amended from time to time, or any other applicable law. There is nothing in the Documents and Searches referred to in Sections 2.1 (Examined documents) and 2.2 (Searches) that contradicts this assumption.

(f)

The person(s) who have executed the Documents on behalf of the Company are the person(s) authorised by the relevant resolutions/powers of attorney (and in this regard we do not verify the identity of any person signing a Document, nor do we check actual signatures against specimen signatures).

(g)

Each individual signing any Document had full legal capacity at the time he/she signed that Document. No individual acting on behalf of a party to a Document had a conflicting interest in relation to the subject matter of such Document.

(h)

The transactions contemplated by the Documents are bona fide transactions that have been entered into by the Company for legitimate commercial purposes, in the corporate interest and serving the corporate object of the Company. There has been no mistake of fact, fraud, duress or abuse of circumstances in relation to any Document. There is nothing on the face of the corporate object clause in the Articles of Association that contradicts this assumption.

(i)

For the purposes of our opinion expressed in this Opinion Letter, insofar as it relates to the actual issue of the New Shares, (i) the subscription price for the New Shares will be duly and fully paid up, (ii) the New Shares will be issued at a price established by the pricing committee of the Company (or its proxy holders) in accordance with the powers delegated by the extraordinary shareholders’ meeting as set out in the applicable Document, (iii) the New Shares will be duly subscribed for, (iv) the issue of the New Shares and the corresponding capital increase will be duly recorded by means of a notarial deed before a notary public as required by Belgian law, and (v) such notarial deed and an excerpt therefrom be duly filed and registered as required by Belgian law.

(j)

The Initial Public Offering has been conducted in compliance with the conditions as stated in the Registration Statement and the Underwriting Agreement (including the selling restrictions). For the purposes of our opinion expressed in this Opinion Letter, (i) the Offered Shares will be offered and placed, and will be allocated, and will be traded and listed in each case in the manner and form as described in the Registration Statement and the Underwriting Agreement, (ii) without prejudice to the confirmation of any allocations upon pricing and closing of the books, in the manner as described in the Underwriting Agreement, to the investors that subscribed for the New Shares in the Initial Public Offering, no party was or will be guaranteed by or on behalf of the Company any allocation of Offered Shares, and (iii) no public offering in respect of the Offered Shares has taken or will take place in Belgium, or elsewhere outside of the United States, as contemplated by the Prospectus Regulation or any other similar rule or regulation.

(k)	The undertakings and agreements contained in the Underwriting Agreement are or will be duly performed and complied with by all parties thereto.

(l)

Each of the underwriters named in the Underwriting Agreement is duly authorised to provide all of the intermediation, brokerage, investment and other services as contemplated by the Documents, and has complied and will comply with the relevant rules and regulations in relation to such intermediation, brokerage, investment and other services.

3.	Foreign law

No foreign law affects the conclusions stated in this Opinion Letter.

4.	Facts

There are no facts or other matters which have not been disclosed to us by any person which would affect the conclusions stated in this Opinion Letter.

SCHEDULE 2

QUALIFICATIONS

1.	Scope of this Opinion Letter

(a)

This Opinion Letter relates solely to (i) the laws of Belgium (including any European Union law directly applicable in Belgium) as applied by the Belgian courts and published and in force as at the date of this Opinion Letter and (ii) the matters expressly covered in the opinion paragraphs in Section 3 (Opinion) above. We have no obligation to notify any Addressee of any change in Belgian law or its application after the date of this Opinion Letter.

(b)

Some conclusions set out in this Opinion Letter might be based on legal doctrine and case law of the Belgian Supreme Court. Judgments of the Belgian Supreme Court and the interpretation of legal doctrine are considered to be an important guide to interpreting and construing legal terms and agreements. However, a Belgian court considering a specific case is not required to follow previous Belgian court decisions or legal doctrine.

(c)	We express no opinion on matters of fact, on public international law, on matters of antitrust and competition, or matters of accounting.